Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MIAMI, FL, May 3, 2012 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three months ended March 31, 2012.
First quarter 2012 revenues were $257.6 million, compared to $260.4 million in the first quarter of 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 4.5% in the 2012 period compared to the 2011 period, which were partially offset by price increases. The Company recorded operating income of $33.4 million in the 2012 first quarter, compared to operating income of $31.5 million in the first quarter of 2011. Net loss for the 2012 first quarter was $7.7 million, or $(0.10) per diluted common share, compared to net income of $19.4 million, or $0.24 per diluted common share, in the 2011 first quarter.
The results for the three months ended March 31, 2012 included pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $21.1 million. Adjusting for the pre-tax losses, first quarter 2012 net income was $5.4 million or $0.07 per diluted share.
The results for the three months ended March 31, 2011 included pre-tax gains of $4.1 million from the liquidation of long-term investments and $3.1 million from the sale of a townhome that were offset by pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $575,000. Adjusting for these items, first quarter 2011 net income was $15.3 million or $0.20 per diluted share.
For the three months ended March 31, 2012, the Company's tobacco business had revenues of $257.6 million compared to $260.4 million for the three months ended March 31, 2011. Operating income was $37.5 million for the first quarter of 2012, compared to $36.4 million for the first quarter of 2011.
Conference Call to Discuss First Quarter 2012 Results
As previously announced, the Company will host a conference call and webcast on Friday, May 4, 2012 at 11:30 A.M. (ET) to discuss first quarter 2012 results. Investors can access the call by dialing 800-859-8150 and entering 50225765 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
A replay of the call will be available shortly after the call ends on May 4, 2012 through May 18, 2012. To access the replay, dial 877-656-8905 and enter 50225765 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	March 31,
	2012	2011

Revenues*	$257,606	$260,378

Expenses:
Cost of goods sold*	200,181	205,177
Operating, selling, administrative and general expenses	23,979	23,725
Operating income	33,446	31,476

Other income (expenses):
Interest expense	(26,252)	(24,928)
Change in fair value of derivatives embedded within convertible debt	(21,057)	(575)
Loss on extinguishment of debt	2	—
Equity income from non-consolidated real estate businesses	2,863	4,904
Equity (loss) income on long-term investments	(114)	763
Gain on sale of investment securities available for sale	—	13,035
Gain on liquidation of long-term investments	—	4,136
Gain on sale of townhome	—	3,135
Other, net	(70)	76

(Loss) income before provision for income taxes	(11,182)	32,022
Income tax (benefit) expense	(3,492)	12,649

Net (loss) income	$(7,690)	$19,373

Per basic common share:

Net (loss) income applicable to common shares	$(0.10)	$0.24

Per diluted common share:

Net (loss) income applicable to common shares	$(0.10)	$0.24

Cash distributions and dividends declared per share	$0.40	$0.38

* Revenues and Cost of goods sold include excise taxes of $121,925 and $127,634, respectively.